Exhibit 99.1


FOR IMMEDIATE RELEASE
May 24, 2004

Contact:          Sonja Tuitele
                  Corporate Communications
                  (720) 562-4984


 Wild Oats Markets, Inc. Announces Proposed Offering of Convertible Debentures

BOULDER, Colo., May 24 /PRNewswire/ Wild Oats Markets, Inc. (NASDAQ: OATS) today announced its intention to raise, subject to market and other conditions, approximately $100.0 million through a private offering of Convertible Senior Debentures to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, the Company is expected to grant the initial purchasers an option to purchase up to an additional $15.0 million principal amount of the debentures. Wild Oats Markets intends to use proceeds of the offering to accelerate its growth plans and for general corporate purposes, which may include allocating up to 25 percent of gross proceeds towards the purchase of Company stock, either concurrent with the offering or from time to time in the future.

The debentures will be convertible into shares of the Company's common stock upon the happening of certain events and will mature in 2034. The closing of the sale of any securities shall be subject to the Company's satisfaction with the final terms, including stock price, conversion premium and coupon rate.

This notice does not constitute an offer to sell or the solicitation of any offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This news release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Such forward-looking statements include the expectations, plans or prospects for the Company, including whether or not the Company will offer the debentures or consummate the offering, the anticipated terms of the debentures and the offering and the anticipated use of proceeds of the offering. The statements made by the Company are based upon management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the U.S. Securities and Exchange Commission. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.